EXHIBIT 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this "Agreement") is made effective as of August 15, 2013, by and between Eventure Interactive Inc. of 3420 Bristol Street, 6th Floor, Costa Mesa, California 92626, and Jigsaw Partners Inc. of 3420 Bristol Street, 6th Floor, Costa Mesa, California 92626. In this Agreement, the party who is contracting to receive the services shall be referred to as "EVTI", and the party who will be providing the services shall be referred to as "Jigsaw".

1.             DESCRIPTION OF SERVICES.  Jigsaw will provide marketing and other services to EVTI (collectively, the "Services") intended to generate traffic / users to EVTI’s products and services. Jigsaw represents and warrants to EVTI that it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the provision of the Services. Jigsaw represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which it will be performing Services concurrently with those to be performed herein.

2.             TERM.  The term of this Agreement (the “Term”) shall commence as of the Effective Date, and continue for a period of two (2) years. Thereafter, this Agreement may be renewed or extended for any period as may be mutually agreed to by the parties.

3.             COMPENSATION.

(a)          Cash Retainer.  EVTI shall pay Jigsaw cash compensation on a monthly basis following each month of the Term. The monthly cash compensation shall be in the amount of $2,500 payable on the 15th of each month with the first payment being payable on September 15, 2013.

(b)         Bounty Payments.  EVTI shall make bounty payments to Jigsaw on the basis of a $0.10 Bounty per download / acquisition of new users (defined as application downloads or new user accounts created that logs in and creates 2 new sessions). Such bounty payments are due within 30 days of download.

(c)          Commission on Net New Revenue.  EVTI shall pay Jigsaw a 10% Commission on net new revenue derived from invitation sales, cloud storage, ad suppression and other services offered to consumers from time to time deemed to be generated by active use accounts established via the traffic generation efforts of Jigsaw. (For purposes of the foregoing, net new revenue is defined as revenue minus the cost of the service allocated to the exact type of revenue.)

(d)          Commission on Net Renewal Revenue.  EVTI shall pay Jigsaw a 5% commission on net renewal revenue derived from cloud storage, ad suppression and other continuity services offered to consumers from time to time deemed to be generated by active use accounts established via the traffic generation efforts of Jigsaw. (Net Renewal Revenue is defined as revenue minus the cost of the service allocated to the exact type of revenue.) The obligation of EVTI to pay Net Renewal Revenue to Jigsaw shall continue, to the extent applicable, beyond the termination of this Agreement.

(e)          Equity in Lieu of Cash.  Jigsaw may, in its sole discretion, agree to accept shares of EVTI restricted common stock in lieu of any cash payments due to Jigsaw under this Section 3. Jigsaw may do so by providing written notice thereof to EVTI. In such event the number of shares issuable to Jigsaw shall be determined at the discretion of Jigsaw based upon (i) the average closing price of EVTI common stock during the five trading days immediately prior to the date on which such written notice is received by EVTI after applying a 10% discount to such average closing price, or (ii) to the extent applicable, the price at which EVTI is offering shares of EVTI’s restricted common stock in a private placement offering taking place at the time that the written notice is received, or if no such private placement offering is then taking place, at the price at which EVTI sold shares of common stock in a private placement offering which was completed and closed within 30 days of the date on which the written notice was received. By way of example with regard to (i) above, if Jigsaw agrees to convert $10,000 of cash compensation based upon an average closing price of $4.00 per share, Jigsaw would be entitled to receive approximately 2,778 shares which represents 10,000 divided by 3.60.

(f)           Independent Contractor.  The parties agree that all Services will be rendered by Jigsaw as an independent contractor and that this Agreement does not create an employer-employee relationship between Jigsaw and EVTI. Jigsaw shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation. Jigsaw agrees to pay all taxes including, self-employment taxes due in respect of any compensation received by it under this Agreement and to indemnify EVTI in the event EVTI is required to pay any such taxes on behalf of Jigsaw.

4.             CONFIDENTIAL INFORMATION

(a)          General.  For the purposes of this Agreement, Confidential Information shall mean and collectively include: all information relating to the business, plans and/or technology of EVTI including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, records, databases, formulations, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

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Notwithstanding the foregoing, the term “Confidential Information” shall not include any information which: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Jigsaw; (b) can be demonstrated in writing to have been rightfully in the possession of Jigsaw prior to the disclosure of such information to Jigsaw by EVTI; or (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Jigsaw.

(b)         Non Disclosure to Third Parties.  Except as required by Jigsaw’s Services, Jigsaw shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, to any third party without the prior written consent of EVTI which consent may be denied in each instance and all of the same, shall belong exclusively to EVTI.

(c)          Documents, etc.  All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of EVTI’ products and services, records, notebooks and all other materials containing Confidential Information, that come into Jigsaw’s possession or control by reason of Jigsaw’s performance of the relationship, whether prepared by Jigsaw or others: (a) are the property of EVTI, (b) will not be used by Jigsaw in any way other than in connection with the performance of the Services, (c) will not be provided or shown to any third party by Jigsaw, (d) will not be removed from EVTI’s or Jigsaw’s premises (except as Jigsaw’s Services require), and (e) at the termination (for whatever reason), of Jigsaw’s relationship with EVTI, will be left with, or forthwith returned by Jigsaw to EVTI.

5.             EQUITABLE RELIEF.  Jigsaw agrees that any breach of Article 4 above by it would cause irreparable damage to EVTI and that, in the event of such breach, EVTI shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Jigsaw’s obligations hereunder.

6.             MISCELLANEOUS.

(a)          Any waiver by EVTI of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by EVTI shall be in writing.

(b)         In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

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(c)          EVTI shall have the right to assign its rights and obligations under this Agreement to a party which assumes EVTI’s obligations hereunder. Jigsaw shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of EVTI.

(d)         Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

(e)          This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto. Any amendment, consent, decision, waiver or other action to be made, taken or given by EVTI with respect to the Agreement shall be made, taken or given on behalf of EVTI only by authority of EVTI’s Board of Directors.

(f)          Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person, when faxed or emailed (assuming proof of receipt can be established), if mailed, by certified or registered first class mail, postage prepaid, return receipt requested, when received. All such notices and communications shall be addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 7(f).

(g)         This Agreement and any questions concerning its validity, construction or performance shall be governed by the laws of the State of California, without regard to any state’s choice of law provisions. Courts within the State of California will have jurisdiction over all disputes between the parties arising out of or relating to this Agreement.

(h)         The provisions of Sections 3 and 4 of this Agreement shall survive the expiration of the Term or the termination of this Agreement. This Agreement supersedes all prior agreements, written or oral, between EVTI and Jigsaw relating to the subject matter of this Agreement.

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(i)           This Agreement may be executed in multiple counterparts, each one of which shall be deemed an original, but all of which shall be considered together as one and the same instrument. Delivery of an executed counterpart of this Agreement may be made by facsimile or other electronic transmission. Any such counterpart or signature pages sent by facsimile or other electronic transmission shall be deemed to be written and signed originals for all purposes, and copies of this Agreement containing one or more signature pages that have been delivered by facsimile or other electronic transmission shall constitute enforceable original documents. As used in this Agreement, the term “electronic transmission” means and refers to any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient of the communication, and that may be directly reproduced in paper form by such a recipient through an automated process.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Independent Contractor Agreement effective as of the date first written above.

EVENTURE INTERACTIVE INC.		JIGSAW PARTNERS, INC.

By:	/s/ Gannon Giguiere	By:	/s/ Vinay Jatwani
Name:	Gannon Giguiere	Name:	Vinay Jatwani
Title:	CEO	Title:	CEO

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